Exhibit 99.B(d)(2)(Y)(iii)

SECOND AMENDMENT TO

PORTFOLIO MANAGEMENT AGREEMENT

ING INVESTORS TRUST

This Amendment dated as of January 5, 2009, amends the Portfolio Management Agreement dated the 5th day of December, 2005 by and between ING Investors Trust, a Massachusetts business trust (the “Trust”), Directed Services LLC, a New York corporation (the “Manager”) and Templeton Global Advisors Limited (the “Portfolio Manager”), as amended (the “Agreement”).

WITNESSETH:

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of January 5, 2009.

NOW, THEREFORE, in consideration of the foregoing premises and of the following mutual covenants and agreements, the parties hereto agree as follows:

1.             The first paragraph of the Agreement is hereby amended to reflect that the Portfolio Manager is a Bahamian corporation.

2.             Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.             In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

ING INVESTORS TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

DIRECTED SERVICES LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

TEMPLETON GLOBAL ADVISORS LIMITED

By:	/s/ Illegible